UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2005

NUTRACEUTICAL INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-23731	87-0515089
(State of incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

1400 Kearns Boulevard, 2nd Floor
Park City, Utah	84060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (435) 655-6106

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.02  Termination of a Material Definitive Agreement.

On September 30, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Nutraceutical International Corporation (“Nutraceutical” or “the Company”) terminate the Company’s 1995 Stock Option Plan (“1995 Plan”), 1998 Stock Incentive Plan (“1998 SIP”), 1998 Non-Employee Director Stock Option Plan (“1998 Director Plan”) and the Employee Stock Discount Purchase Plan (“ESDPP”).  The 1995 Plan, the 1998 Plan, the 1998 Director Plan and the ESDPP had the following number of shares originally authorized and available for issuance of new awards:

	Shares Originally Authorized	Shares Outstanding	Shares Available for Issuance Of New Awards
1995 Plan:	225,873	4,529	71,716

1998 SIP Plan:	1,050,000	838,724	15,293

1998 Director Plan:	150,000	40,000	100,000

ESDPP	750,000	472,822	277,178

After September 30, 2005, no awards of any kind will be granted, or any purchases made, under any of the foregoing plans, but the termination of these plans will not have any effect on outstanding awards or purchased shares.  Any award outstanding at the time of termination may be exercised after termination at any time prior to the expiration date of such award to the same extent such award would have been exercisable had the plan not been terminated.

The Committee is currently reviewing alternative incentive plans for employees, officers and directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEUTICAL INTERNATIONAL CORPORATION (Registrant)

Date: October 4, 2005	By:	/S/ FRANK W. GAY II
Frank W. Gay II
Director, Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)